UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 0R 15 (D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 16, 2014

mCig, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-175941	27-4439285
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Bellevue Way NE, Suite 400, Bellevue, WA	98004
(Address of principal executive offices)	(Zip Code)

425-462-4219

Registrant’s telephone number

                                                N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this report, the terms “Company,” “our company,” “us,” “mCig,”, “we” and “our” refer to mCig, Inc. unless the context requires otherwise

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 16, 2014, the Board of Directors approved the conversion rate of ten for one (ten shares of common stock for each share of Series A Preferred Stock). In addition, the Board of Directors reduced the number of shares of Series A Preferred Stock to the amount issued and outstanding (23,000,000) and executed a lock up agreement such that Mr. Rosenberg cannot convert the Series A Convertible Preferred Stock until after the year ended April 30, 2015. An Amendment to the Articles of Incorporation was filed with the State of Nevada (to be included, upon receipt of the stamped filed copy, as an Exhibit to the Company’s Form 10-K for the year ended April 30, 2014).  The intent of this action was to allow Mr. Rosenberg, who cancelled 230,000,000 shares of the Company common stock held by Mr. Rosenberg in exchange for 23,000,000 shares of the Company's Series A Preferred Stock, to be placed back in the position he was in prior to the exchange of common stock for preferred. Mr. Rosenberg undertook this action in the best interests of the shareholders in order to provide the availability of additional shares of common stock for prospective mergers or acquisitions. As Mr. Rosenberg is the sole director and holds the majority of capital voting shares, the decision was subjective and based upon his best judgment and his fiduciary duty to the shareholders. As the sole director and the holder of the majority of capital voting shares there is a risk that Mr. Rosenberg can reverse his decision or convert his Series A Convertible Shares after April 30, 2015, significantly diluting the common stock.  There are no plans or intentions for Mr. Rosenberg to convert his Series A Preferred Stock at present or after April 30, 2015.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

  Exhibit No.            Description

____________      ____________________________________________

      99.1                    Written Consent of the Board of Directors

__________________________________________________________________

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

mCig, Inc.

(Registrant)

By:   /s/ Paul Rosenberg

        Paul Rosenberg

        Chief Executive Officer

Date:  July 18, 2014